Exhibit 99.1

Protalix BioTherapeutics Completes Enrollment in the Phase III BRIGHT Clinical Trial of

pegunigalsidase alfa (PRX-102) for the Treatment of Fabry Disease

CARMIEL, Israel, June 17, 2019 (GLOBENEWSWIRE) -- Protalix BioTherapeutics, Inc. (NYSE American:PLX) (TASE:PLX), a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx®, today announced the completion of enrollment in the phase III BRIGHT clinical trial of pegunigalsidase alfa, or PRX-102, for the treatment of Fabry disease, via intravenous (IV) infusions of 2 mg/kg administered every 4 weeks. PRX-102 is the Company’s plant cell-expressed recombinant, PEGylated, cross-linked α-galactosidase-A drug candidate.

“We are grateful to the participants and our investigators for their dedication and support of the study,” said Moshe Manor, Protalix’s President and Chief Executive Officer. “Completion of enrollment marks a key milestone for us. As Fabry disease is a chronic illness with no cure that requires enzyme replacement therapy infusions every 2 weeks under the current standard of care, the possibility of doubling the time between infusions has the potential to greatly enhance the quality of life for some portion of these patients.”

The BRIGHT study is a 12 month, open-label switchover study to assess the safety, efficacy and pharmacokinetics (PK) of pegunigalsidase alfa 2 mg/kg administered every 4 weeks in up to 30 Fabry patients previously treated with an enzyme replacement therapy (ERT): Fabrazyme® or Replagal®. To determine eligibility for participation in the study, candidates were screened to identify and select Fabry patients with stable kidney disease. Patients that matched the criteria were enrolled in the study and switched from their current treatment of intravenous (IV) infusions every 2 weeks to 2 mg/kg of PRX-102 every 4 weeks for 12 months.

Patients participating in the study are being evaluated to, among other disease parameters, determine if their kidney disease has not further deteriorated while being treated with the four-week dosing regimen as measured by eGFR and Lyso Gb3, as well as other parameters. In addition, participating patients are being evaluated to assess the safety and tolerability of PRX-102.

To date, substantially all patients that were enrolled in the BRIGHT study remain on the 4-week dosing regimen, and all of the patients that completed the study opted, with the advice of the treating physician, to continue treatment under the 4-week dosing regimen in a long-term extension study.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx®. Protalix’s unique expression system presents a proprietary method for developing recombinant proteins in a cost-effective, industrial-scale manner.  Protalix’s first product manufactured by ProCellEx, taliglucerase alfa, was approved for marketing by the U.S. Food and Drug Administration (FDA) in May 2012 and, subsequently, by the regulatory authorities of other countries.  Protalix has licensed to Pfizer Inc. the worldwide development and commercialization rights for taliglucerase alfa, excluding Brazil, where Protalix retains full rights.  Protalix’s development pipeline includes the following product candidates: pegunigalsidase alfa, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; OPRX-106, an orally-delivered anti-inflammatory treatment; alidornase alfa for the treatment of Cystic Fibrosis; and others.  Protalix has partnered with Chiesi Farmaceutici S.p.A., both in the United States and outside the United States, for the development and commercialization of pegunigalsidase alfa.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms “expect,” “anticipate,” “believe,” “estimate,” “project,” “plan,” “should” and “intend” and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk and the final results of a clinical trial may be different than the preliminary findings for the clinical trial. Factors that might cause material differences include, among others: failure or delay in the commencement or completion of our preclinical and clinical trials which may be caused by several factors, including: risks that the FDA will not accept an application for accelerated approval of PRX-102 with the data generated to date or will request additional data or other conditions of our submission of any application for accelerated approval of PRX-102; lack of sufficient funding to finance clinical trials; slower than expected rates of patient recruitment; unforeseen safety issues; determination of dosing issues; lack of effectiveness during clinical trials; inability to monitor patients adequately during or after treatment; and inability or unwillingness of medical investigators and institutional review boards to follow our clinical protocols; the risk that the results of the clinical trials of our product candidates will not support our claims of superiority, safety or efficacy, that our product candidates will not have the desired effects or will be associated with undesirable side effects or other unexpected characteristics; risks related to our ability to maintain and manage our relationship with Chiesi Farmaceutici and any other collaborator, distributor or partner; risks related to the amount and sufficiency of our cash and cash equivalents; risks related to the amount of our future revenues, operations and expenditures; the risk that despite the FDA’s grant of fast track designation for pegunigalsidase alfa for the treatment of Fabry disease, we may not experience a faster development process, review or approval compared to applications considered for approval under conventional FDA procedures; risks related to the FDA’s ability to withdraw the fast track designation at any time; risks relating to our ability to make scheduled payments of the principal of, to pay interest on or to refinance our outstanding notes or any other indebtedness; our dependence on performance by third party providers of services and supplies, including without limitation, clinical trial services; delays in our preparation and filing of applications for regulatory approval; delays in the approval or potential rejection of any applications we file with the FDA or other health regulatory authorities, and other risks relating to the review process; our ability to identify suitable product candidates and to complete preclinical studies of such product candidates; the inherent risks and uncertainties in developing drug platforms and products of the type we are developing; the impact of development of competing therapies and/or technologies by other companies and institutions; potential product liability risks, and risks of securing adequate levels of product liability and other necessary insurance coverage; and other factors described in our filings with the U.S. Securities and Exchange Commission. The statements in this press release are valid only as of the date hereof and we disclaim any obligation to update this information, except as may be required by law.

Investor Contact

Alan Lada, Vice President
Solebury Trout
617-221-8006
alada@soleburytrout.com

Source: Protalix BioTherapeutics, Inc.